Exhibit 1.01

Conflict Minerals Report of Silgan Holdings Inc. In Accordance with
Rule 13p-1 Under the Securities Exchange Act of 1934

This Conflict Minerals Report for the year ended December 31, 2024 is presented by Silgan Holdings Inc. (which may be referenced as “Silgan,” “it,” “we,” “us” or “our”) to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”). The Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to “conflict minerals” in the form of tin, tantalum, tungsten and gold as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of their products. The reporting and disclosure requirements apply to registrants wherever the geographic origin of the conflict minerals. Silgan conducted in good faith a reasonable country of origin inquiry (“RCOI”) regarding conflict minerals necessary to the functionality or production of products it manufactured or contracted to manufacture in 2024 except for the products of Weener Plastics Holding B.V., or Weener Packaging, that we acquired in October 2024. Silgan’s product lines during 2024 were as follows:

•Dispensing and specialty closures for fragrance and beauty, food, beverage, personal and health care, home care, and lawn and garden products, and capping/sealing equipment and detection systems;
•Steel and aluminum containers for pet and human food and general line products; and
•Custom designed plastic containers for pet and human food, consumer health and pharmaceutical, personal care, home care, lawn and garden and automotive products.

As a result of the RCOI, Silgan has reason to believe that certain of those conflict minerals contained in some of its products may have originated in the Democratic Republic of the Congo (“DRC”) or an adjoining country (collectively, the “Covered Countries”) and were not from recycled or scrap sources. Consequently, Silgan undertook due diligence measures to seek to determine the source and chain of custody of these conflict minerals. This report describes the design, implementation and results of Silgan’s due diligence.

I.Design of Silgan’s Due Diligence Program

We took steps to design our due diligence program to conform, in all material respects, with the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, as further set forth in the specific guidance for downstream companies contained in the Supplement on Tin, Tantalum and Tungsten and the Supplement on Gold (collectively, the “OECD Guidance”). Silgan’s due diligence program design accordingly reflects its efforts to address the following elements of the OECD Guidance: (1) establishment of strong company management systems; (2) identification and assessment of risk in the supply chain; (3) design and implementation of a strategy to respond to identified risks; (4) support of independent auditing programs for smelters and refiners (collectively, “SORs”); and (5) annual reporting on Silgan’s supply chain due diligence.

II.Due Diligence Measures Undertaken for 2024 Products

Silgan undertook the following due diligence measures in support of its efforts to determine the source and chain of custody of necessary conflict minerals contained in Silgan’s 2024 products except for the products of Weener Packaging acquired in October 2024.

Silgan established strong company management systems.
•Silgan maintained a Conflict Minerals Program Team composed of representatives from Silgan’s Legal, Regulatory Compliance and Purchasing departments across its business groups. Representatives from the Conflict Minerals Program Team coordinated, as necessary, and provided information and updates to Silgan senior management.
•We continued to execute our internal approach to conflict minerals, which reflects our commitment to non-conflict sourcing, to guide our communications with suppliers and other interested parties regarding our approach to conflict minerals.
•We continued to negotiate with our suppliers to add non-conflict sourcing provisions in our contracts as they were initiated or renewed.
•We maintained a system of supply chain transparency to identify the direct suppliers in our supply chain that potentially source necessary conflict minerals from the Covered Countries for use in materials for our products. This system included a process to identify suppliers of materials for our products and an outreach to these suppliers using the Responsible Minerals Initiative’s Conflict Minerals Reporting Template (“CMRT”).
•We continued to implement measures to further strengthen our engagement with our suppliers, which improved response rates and the quality of the responses we received. Silgan again engaged Source Intelligence, a third-party service provider, to assist in the outreach effort to suppliers, to track and analyze responses from our suppliers, and to perform multiple follow-up efforts in respect of suppliers that were unresponsive or whose responses were incomplete or inconsistent. As part of this engagement, our suppliers were asked to collect information regarding the presence and sourcing of conflict minerals in the products that they supplied to us.

Silgan identified and assessed risk in the supply chain.
•Silgan used the CMRT to request information regarding the presence of conflict minerals in its products and whether such conflict minerals were sourced from the Covered Countries. The ultimate goal of such information request was to identify SORs and the countries of origin of their associated mines.
•A representative from our Conflict Minerals Program Team sent an introductory communication to each supplier of materials for our products describing Silgan’s conflict minerals information gathering process and identifying Source Intelligence as a partner in such process.
•Subsequently, Source Intelligence sent a follow-up e-mail to each supplier containing registration instructions for an on-line data collection platform and a request for registration.
•If, after the foregoing efforts, a supplier did not register on the Source Intelligence on-line data collection platform or otherwise provide the requested information, an escalation process was initiated. The escalation process consisted of direct outreach to the supplier by representatives of Silgan’s Conflict Minerals Program Team requesting that the supplier register on the Source Intelligence on-line data collection platform or otherwise provide the requested information. Source Intelligence then followed up on Silgan’s direct outreach with such suppliers.
•Supplier responses were evaluated for plausibility, consistency and omissions. If any of the following “quality control” flags were raised in a supplier’s response, such supplier was automatically contacted by the Source Intelligence platform for additional information:

◦One or more SORs were listed for a conflict mineral that is not used by Silgan;
◦SOR information was not provided for a conflict mineral that is used by Silgan or SOR information that was provided was not a verified conflict mineral processor;
◦The supplier confirmed that it sourced conflict minerals from a Covered Country but none of the SORs listed in the response are known to source from the region;
◦The supplier indicated that it had not received data for each conflict mineral from all of its relevant suppliers;
◦The supplier indicated that it had not identified all of the SORs used for the products included within the scope of its inquiry;
◦The supplier indicated that it had not provided all applicable SOR information received; or
◦The supplier indicated that 100% of the conflict minerals for products covered by its response originated from scrap or recycled sources but one or more SORs listed in its response is not known to be an exclusive recycler.
•We reviewed the information collected from our suppliers to identify those direct suppliers who indicated that they potentially sourced conflict minerals from one of the Covered Countries.
•For any direct supplier whose response raised questions regarding SORs that were located in a Covered Country or that may have processed conflict minerals from the Covered Countries, the CMRT requested additional information regarding such supplier’s conflict minerals policies and due diligence processes.

Silgan designed and implemented a process to respond to identified risks.

•With respect to any SORs as to which sourcing questions were raised and that were not certified by an independent auditing program, we requested information on the due diligence practices of these SORs, including whether there were any internal due diligence procedures in place or other actions that the SOR takes to track the chain of custody on the source of its mineral ores. This risk mitigation element of our due diligence process depended on the specific questions raised. Relevant information included whether the SOR has a documented, effective and communicated conflict-free policy, a system that is capable of reconciling inflows of materials with outflows and traceability documentation.
•Information gathered through these steps was reported to Silgan senior management.

Silgan’s efforts in support of independent auditing programs.

•Silgan supports independent auditing programs through our internal approach to conflict minerals. This internal approach reflects our commitment to non-conflict sourcing and our expectation that our direct suppliers work to ensure that the conflict minerals contained in materials they supply to us are sourced from SORs that have been verified by an independent auditing program such as the Responsible Minerals Assurance Process (RMAP), the London Bullion Market Association Good Delivery Program or the Responsible Jewellery Council’s Chain-of-Custody Certification. We rely on the information provided by such programs to determine whether the SORs disclosed by our suppliers are certified as conflict free. SORs in the supply chain that are certified by any of such programs are deemed to have delivered conflict minerals that have not benefitted or financed armed groups in the Covered Countries. An SOR that is not certified by one of these internationally recognized schemes is subject to the additional inquiries discussed above.
•During the course of our due diligence measures and our review of the results, we also continued to review SOR participation in these programs in greater detail.

Silgan prepared an annual report.
•By filing our Form SD and this Conflict Minerals Report for the calendar year ended December 31, 2024, Silgan has completed its annual report on conflict minerals due diligence for such year.

III.Results of Due Diligence

Based on Silgan’s RCOI, we concluded that some of the necessary conflict minerals contained in and necessary to the functionality or production of some of Silgan’s products for 2024 may have been sourced from the Covered Countries. As a result, we performed due diligence in accordance with the measures described above in order to determine the source and chain of custody of such conflict minerals.

Nearly all of our direct suppliers of materials for our dispensing and specialty closures, steel and aluminum container and custom designed plastic container product lines responded as follows: (1) that conflict minerals were not present in the materials; (2) that they did not source conflict minerals contained in the materials from the Covered Countries; or (3) conflict minerals sourced from the Covered Countries were sourced from conflict–free smelters. These responses were consistent with Silgan’s understanding of the content of materials provided to it. While the remaining suppliers of materials for such product lines did not respond, Silgan has no knowledge or reason to believe that products in our dispensing and specialty closures, steel and aluminum container and custom designed plastic container product lines in 2024 contained conflict minerals necessary to the functionality or production thereof that originated in the Covered Countries and were sourced from non-certified smelters.

We determined that products that we manufactured or contracted to manufacture during 2024 in our capping/sealing equipment and detection systems product line may have contained conflict minerals necessary to the functionality or production thereof that we have reason to believe may have originated in the Covered Countries. Because of the longer supply chain from SORs to many of the component suppliers of our capping/sealing equipment and detection systems product line, information provided to Silgan by some of its component suppliers did not enable us to verify the country of origin for all of the conflict minerals necessary to the functionality or production of products in our capping/sealing equipment and detection systems product line.

The following table lists the SORs that were identified by responsive suppliers of materials used in our product lines that indicated that either the SOR was located in a Covered Country or that the conflict minerals sourced by them may have originated in the Covered Countries, the location of the mine that may have supplied the applicable material to the SOR and the certification status of the SOR.

Metal	Smelter/Refiner	Mine Country of Origin	Conflict-Free Certifications
Tantalum	AMG Brasil	DRC - Congo	RMAP
Tantalum	F&X Electro-Materials Ltd.	Rwanda, South Sudan, Burundi, Congo, Tanzania, Angola, DRC - Congo, Central African Republic, Zambia, Uganda	RMAP
Tantalum	Global Advanced Metals Aizu	South Sudan, Central African Republic, Tanzania, Angola, Congo, DRC- Congo, Burundi, Rwanda, Zambia, Uganda	RMAP
Tantalum	Global Advanced Metals Boyertown	Angola, Rwanda, South Sudan, Burundi, Tanzania, Zambia, Central African Republic, Congo, DRC- Congo, Uganda	RMAP

Metal	Smelter/Refiner	Mine Country of Origin	Conflict-Free Certifications
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	Angola, Rwanda. Congo, DRC- Congo, South Sudan, Uganda, Central African Republic, Zambia, Tanzania, Burundi	RMAP
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	Uganda, South Sudan, Angola, Zambia, Congo, Burundi, Central African Republic, Rwanda, Tanzania, DRC- Congo	RMAP
Tantalum	Jiujiang Tanbre Co., Ltd.	Central African Republic, South Sudan, Uganda, Congo, DRC- Congo, Angola, Zambia, Burundi, Tanzania, Rwanda	RMAP
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	DRC- Congo	RMAP
Tantalum	KEMET de Mexico	DRC- Congo, Congo, Angola, Tanzania, South Sudan, Central African Republic, Zambia, Rwanda, Uganda, Burundi	RMAP
Tantalum	Materion Newton Inc.	Burundi, Rwanda, Congo	RMAP
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	Angola, Burundi, Central African Republic, Uganda, Congo, DRC- Congo, Rwanda, Zambia, South Sudan, Tanzania	RMAP
Tantalum	Taki Chemical Co., Ltd.	Angola, South Sudan, Uganda, Central African Republic, Zambia, Burundi, Tanzania, Congo, Rwanda	RMAP
Tantalum	TANIOBIS Co., Ltd.	Congo, Angola, Rwanda, Central African Republic, Uganda, Burundi, South Sudan, Zambia, DRC - Congo, Tanzania	RMAP
Tantalum	TANIOBIS GmbH	Rwanda, Uganda, Tanzania, Central African Republic, Congo, Angola, Burundi, Zambia, DRC- Congo, South Sudan	RMAP
Tantalum	TANIOBIS Japan Co., Ltd.	Rwanda	RMAP
Tantalum	TANIOBIS Smelting GmbH & Co. KG	Burundi, DRC- Congo, Congo, Rwanda	RMAP
Tantalum	Ulba Metallurgical Plant JSC	South Sudan, DRC- Congo, Uganda, Rwanda, Burundi, Angola, Zambia, Congo, Tanzania, Central African Republic	RMAP
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	Rwanda, DRC- Congo	RMAP
Tin	Aurubis Beerse	DRC- Congo	RMAP
Tin	CV Venus Inti Perkasa	Congo	RMAP
Tin	EM Vinto	DRC - Congo, Congo	RMAP
Tin	Magnu's Minerais Metais e Ligas Ltda.	DRC - Congo	RMAP
Tin	Malaysia Smelting Corporation (MSC)	DRC- Congo, Angola, Burundi, Uganda, Congo, South Sudan, Central African Republic, Zambia, Tanzania	RMAP
Tin	Operaciones Metalurgicas S.A.	DRC - Congo	RMAP
Tin	PT Bangka Tin Industry	DRC - Congo	RMAP
Tin	PT Bukit Timah	DRC - Congo	RMAP
Tin	PT Tinindo Inter Nusa	DRC - Congo, Rwanda	RMAP
Tin	Thaisarco	Rwanda, Uganda, Central African Republic, Zambia, Angola, South Sudan, Tanzania, DRC- Congo, Burundi, Congo	RMAP
Tin	VQB Mineral and Trading Group JSC	DRC - Congo
Tungsten	A.L.M.T. TUNGSTEN Corp.	DRC - Congo, Rwanda, Burundi	RMAP
Tungsten	Asia Tungsten Products Vietnam Ltd.	Tanzania, Angola, Rwanda, Uganda, Zambia, Central African Republic, South Sudan, Congo, Burundi	RMAP
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	DRC - Congo	RMAP
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	DRC - Congo	RMAP
Tungsten	H.C. Starck Tungsten GmbH	Rwanda	RMAP

Metal	Smelter/Refiner	Mine Country of Origin	Conflict-Free Certifications
Tungsten	Hydrometallurg, JSC	DRC - Congo
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	DRC - Congo	RMAP
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	Burundi, Rwanda	RMAP
Tungsten	Xiamen Tungsten Co., Ltd.	DRC - Congo, Rwanda	RMAP
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	DRC - Congo, Zambia	LBMA, RMAP
Gold	Asaka Riken Co., Ltd.	Rwanda, Burundi	RMAP
Gold	CCR Refinery - Glencore Canada Corporation	Zambia, DRC - Congo	LBMA, RMAP
Gold	Jiangxi Copper Co., Ltd.	Rwanda	LBMA, RMAP
Gold	Mitsubishi Materials Corporation	Congo	LBMA, RMAP
Gold	Nihon Material Co., Ltd.	DRC - Congo, Rwanda	LBMA, RMAP
Gold	Prioksky Plant of Non-Ferrous Metals	Rwanda
Gold	Rand Refinery (Pty) Ltd.	DRC - Congo, Tanzania	LBMA, RMAP
Gold	Samduck Precious Metals	Rwanda

As a downstream purchaser of materials that may contain conflict minerals, we must necessarily rely, in good faith, on our direct suppliers to provide us with information about the source of conflict minerals contained in the materials supplied to us. We do not have direct relationships with SORs and do not perform or direct audits of these entities within our supply chain.

Due to the breadth and complexity of the supply chain for its products, incomplete responses and non-responsive suppliers in its supply chains, the Company has been unable to verify the country of origin of all of the conflict minerals that are necessary to the functionality or production of its products manufactured or contracted to manufacture in 2024. However, the Company’s RCOI and due diligence efforts have not resulted in any concrete evidence that the conflict minerals used in the products or components provided by suppliers that may have been sourced in the Covered Countries have directly or indirectly funded armed groups in the Covered Countries.

IV.Efforts to Improve Silgan’s Due Diligence Program in 2025

During 2025, Silgan is undertaking or plans to undertake the following efforts to improve its due diligence program:

•Continue to assess the presence of conflict minerals in our supply chains.
•Continue to review our due diligence process to improve the collection of information from our suppliers.
•Continue to engage and follow up with direct suppliers to ensure that their responses to our conflict minerals inquiries are sufficient.
•Continue to request that our direct suppliers use the CMRT to request conflict minerals information from their supply chains and provide conflict minerals information to Silgan.
•Encourage participation in an independent auditing program by any SORs identified to us by direct suppliers as potentially in the conflict minerals supply chain for our products.
•Evaluate relationships with suppliers that have indicated that they obtain conflict minerals from SORs that are not certified by an independent auditing program.